Exhibit 99.1

GAP INC. THIRD QUARTER EARNINGS NEARLY DOUBLE TO $0.28 PER SHARE

Total Sales Up 8 Percent on Comparable Store Sales Growth of 6 Percent;

Year-to-Date Earnings Nearly Triple Over Last Year

SAN FRANCISCO — November 20, 2003 — Gap Inc. (NYSE: GPS) today reported that earnings for the third quarter, which ended November 1, 2003, rose 94 percent over last year to $263 million driven by increased sales, product acceptance and improved margins.

Earnings per share for the third quarter on a diluted basis were $0.28, compared with $0.15 per share for the same period last year. Net income was $263 million, compared with $135 million for the same period last year.

Third quarter net sales increased 8 percent to $3.9 billion, compared with $3.6 billion for the same period last year. Comparable store sales were up 6 percent, compared with a prior year increase of 2 percent.

“We delivered a very solid performance for third quarter supported by better product assortments and more effective marketing to core customer segments, and a strong operational focus on flowing top-line gains through to bottom-line earnings growth,” said Gap Inc. President and CEO Paul Pressler. “I’m pleased with how well our teams at Gap, Old Navy and Banana Republic are executing against our priorities. We continue to improve our customer focus and strengthen our foundation for longer-term growth.”

Store Sales Results By Division

The company’s third quarter comparable store sales by division were as follows:

•	Gap U.S.: positive 5 percent versus negative 2 percent last year

•	Gap International: positive 4 percent versus positive 2 percent last year

•	Banana Republic: positive 11 percent versus positive 1 percent last year

•	Old Navy: positive 6 percent versus positive 6 percent last year

Net sales for the third quarter in each division were as follows:

•	Gap U.S.: $1.3 billion versus $1.3 billion last year

•	Gap International: $476 million versus $420 million last year

•	Banana Republic: $512 million versus $456 million last year

•	Old Navy: $1.6 billion versus $1.5 billion last year

Year-to-Date Results

Year-to-date sales of $11.0 billion for the 39 weeks ended November 1, 2003, represent an increase of 12 percent over sales of $9.8 billion for the same period last year. The company’s year-to-date comparable store sales increased 9 percent compared with a decrease of 7 percent in the prior year. Year-to-date earnings are $674 million for the 39 weeks ended November 1, 2003, compared with earnings of $229 million for the same period last year.

Updated 2003 and 2004 Outlook

Capital Expenditures

Year-to-date, through November 1, 2003, the company recorded $181 million in capital expenditures. For fiscal 2003, the company expects capital spending to be about $275 million, less than previous estimates of $300 million to $325 million. For fiscal 2004, the company expects capital expenditures of about $500 million.

Inventory

For the third quarter 2003, the company supported positive comparable store sales growth and margin improvement at lower inventory levels than prior year. The company ended the third quarter 2003 with a 7 percent decrease over prior year in inventory per square foot. The company remains focused on optimizing inventory productivity and will continue efforts to properly balance inventory with sales, while ensuring that stores are well stocked. At the end of the fourth quarter 2003, the company is planning inventory per square foot to be down on a percentage basis; the decrease is expected to be in the mid- to high-teens compared with a 13 percent increase last year. By the end of the first quarter of 2004, the company also is planning a decrease, expected to be in the high-single digits compared with a 17 percent increase in the prior year.

Real Estate

Year-to-date through November 1, 2003, the company opened 33 store locations and closed 75. Net square footage for the third quarter 2003 decreased by 2 percent from the same period last year. For fiscal 2003, the company expects to open about 35 store locations, weighted toward Old Navy, and close about 135 store locations, weighted toward Gap U.S. The company reiterated its guidance for 2003 of an expected 2 percent decline in net square footage for the full fiscal year. For fiscal 2004, the company expects to open about 125 store locations, weighted toward Old Navy, and expects to close about 125 store locations, weighted toward Gap U.S. Net square footage is expected to remain flat for fiscal 2004.

Gap brand stores are reported based on concepts and locations. Any Gap Adult, GapKids, babyGap or GapBody that meets a certain square footage threshold has been counted as a store concept, even when residing within a single physical location that may have other concepts. The following table represents the number of store concepts and the number of locations.

	November 1, 2003			November 2, 2002
	Number of Stores by Concept	Number of Stores by Location	Sq. Ft. (millions)	Number of Stores by Concept	Number of Stores by Location	Sq. Ft. (millions)
Gap U.S.	2,273	1,427	13.0	2,339	1,487	13.3
Gap International	656	367	3.5	659	375	3.6
Banana Republic	438	438	3.7	446	446	3.7
Old Navy	843	843	16.8	850	850	17.0
Total	4,210	3,075	37.0	4,294	3,158	37.6

Webcast and Conference Call Information

Sabrina Simmons, Senior Vice President, Treasury and Investor Relations, will host a summary of Gap Inc.’s third quarter results in a live conference call and real-time webcast at approximately 5 p.m. Eastern time today. Ms. Simmons will be joined by Paul Pressler, Gap Inc. President and Chief Executive Officer, Byron Pollitt, Executive Vice President and Chief Financial Officer, and Marka Hansen, President of Banana Republic, to discuss details on the business.

To access the conference call, please dial (800) 374-0168 or (706) 634-0994 for international callers. The webcast is located on the Conference Calls & Webcasts page in the Financials & Media section of www.gapinc.com. Replay of this event will be made available on (800) GAP-NEWS for four weeks after this announcement and archived on gapinc.com.

Investor Relations: Evan Price (415) 427-2161	Media Relations: Jordan Benjamin (415) 427-4403

Forward-Looking Statements

The information made available on this press release, conference call and webcast contain certain forward-looking statements which reflect Gap Inc.’s current view of future events and financial performance. Wherever used, the words “estimate”, “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, ongoing competitive pressures in the apparel industry, risks associated with challenging domestic and international retail environments, changes in the level of consumer spending or preferences in apparel, trade restrictions and political or financial instability in countries where the company’s goods are manufactured, impact of legal proceedings and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on (800) GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

Gap Inc.

UNAUDITED

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)	November 1, 2003	November 2, 2002
ASSETS

Current Assets
Cash and equivalents	$2,037,149	$2,452,047
Restricted cash (a)	1,354,483	49,071

Cash and equivalents and Restricted Cash	3,391,632	2,501,118

Merchandise inventory	2,594,508	2,821,441
Other current assets	335,152	330,914

Total Current Assets	6,321,292	5,653,473

Property and equipment, net	3,433,535	3,870,053
Other assets	429,685	385,393

Total Assets	$10,184,512	$9,908,919

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Current maturities of long-term debt	$262,488	$499,959
Accounts payable	1,243,170	1,443,870
Accrued expenses and other current liabilities	882,205	918,720
Income taxes payable	181,253	200,271

Total Current Liabilities	2,569,116	3,062,820

Long-Term Liabilities
Long-term debt	1,247,174	1,495,683
Senior convertible notes	1,379,995	1,380,000
Lease incentives and other liabilities	587,478	581,874

Total Long-Term Liabilities	3,214,647	3,457,557

Shareholders’ Equity	4,400,749	3,388,542

Total Liabilities and Shareholders’ Equity	$10,184,512	$9,908,919

(a)	Represents the restriction of cash that backs our letter of credit agreements and other cash which is temporarily restricted to withdrawal for use.

Gap Inc.

UNAUDITED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ended				Thirty-nine Weeks Ended
(In thousands except share and per share amounts)	November 1, 2003	% to Sales	November 2, 2002	% to Sales	November 1, 2003	% to Sales	November 2, 2002	% to Sales

Net sales	$3,929,456	100.0%	$3,644,956	100.0%	$10,967,526	100.0%	$9,804,105	100.0%

Costs and expenses
Cost of goods sold and occupancy expenses	2,402,027	61.1	2,329,347	63.9	6,837,134	62.3	6,518,883	66.5
Operating expenses	1,053,667	26.8	1,009,393	27.7	2,872,169	26.2	2,697,890	27.5
Interest expense	51,706	1.3	67,475	1.9	179,996	1.6	182,556	1.9
Interest income	(8,382)	(0.2)	(9,570)	(0.3)	(27,258)	(0.2)	(26,786)	(0.3)

Earnings before income taxes	430,438	11.0	248,311	6.8	1,105,485	10.1	431,562	4.4
Income taxes	167,871	4.3	113,041	3.1	431,139	3.9	202,834	2.1

Net earnings	$262,567	6.7	$135,270	3.7	$674,346	6.1	$228,728	2.3

Weighted-average number of shares—basic	893,709,825		879,275,933		891,408,515		871,826,795
Weighted-average number of shares—diluted	990,020,341		968,163,722		985,827,392		877,828,469

Earnings per share—basic	$0.29		$0.15		$0.76		$0.26
Earnings per share—diluted	0.28		0.15		0.72		0.26

Number of store concepts open at end of period					4,210		4,294

Number of store locations open at end of period					3,075		3,158

Total square footage at end of period					36,976,785		37,644,744

Gap Inc.

UNAUDITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)	Thirty-Nine Weeks Ended November 1, 2003	Thirty-Nine Weeks Ended November 2, 2002
Cash Flows from Operating Activities:
Net earnings	$674,346	$228,728
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, expense amortization and amortization of lease incentives	500,163	520,735
Loss on disposal and other non-cash items affecting net earnings	34,196	30,869
Tax benefit from exercise of stock options and vesting of restricted stock	14,527	42,146
Deferred income taxes	(25,839)	—
Changes in operating assets and liabilities:
Merchandise inventory	(516,706)	(1,040,125)
Other assets	(45,299)	10,223
Accounts payable	58,891	241,497
Accrued expenses and other liabilities	(11,856)	95,396
Income taxes payable	(13,809)	115,694
Lease incentives and other liabilities	16,547	38,554

Net cash provided by operating activities	685,161	283,717

Cash Flows from Investing Activities:
Purchase of property and equipment	(181,229)	(216,762)
Proceeds from sale of property & equipment	1,407	8,513
Net increase (decrease) in other assets	3,600	(6,660)

Net cash used for investing activities	(176,222)	(214,909)

Cash Flows from Financing Activities:
Decrease in notes payable	—	(41,942)
Proceeds from issuance of long-term debt	—	1,345,500
Payments of long-term debt	(527,425)	—
Restricted cash (a)	(1,305,820)	(20,165)
Issuance of common stock	70,542	135,346
Cash dividends paid	(59,319)	(58,620)

Net cash (used for) provided by financing activities	(1,822,022)	1,360,119

Effect of exchange rate fluctuations on cash	10,381	16,277

Net (decrease) increase in cash and equivalents	(1,302,702)	1,445,204
Cash and equivalents at beginning of year	3,339,851	1,006,843

Cash and equivalents at end of period	$2,037,149	$2,452,047

(a)	Represents the restriction of cash that backs our letter of credit agreements and other cash which is temporarily restricted to withdrawal for use.

Gap Inc.

SEC REGULATION G

RECONCILIATION OF CASH FLOWS BEFORE FINANCING ACTIVITIES TO GAAP FINANCIAL MEASURES

(In thousands)	Thirty-Nine Weeks Ended November 1, 2003	Twenty-Six Weeks Ended August 2, 2003	Thirteen Weeks Ended (a) November 1, 2003
Net cash provided by operating activities	$685,161	$345,868	$339,293
Net cash used for investing activities	(176,222)	(106,496)	(69,726)
Net cash used for financing activities (b)	(1,822,022)	(1,748,910)	(73,112)
Effect of exchange rate fluctuations on cash	10,381	2,401	7,980

Net increase (decrease) in cash and equivalents	(1,302,702)	(1,507,137)	204,435
Less: Net cash used for financing activities (b)	1,822,022	1,748,910	73,112

Cash flows before financing activities (c)	$519,320	$241,773	$277,547

(In thousands)	Thirty-Nine Weeks Ended November 2, 2002	Twenty-Six Weeks Ended August 3, 2002	Thirteen Weeks Ended (d) November 2, 2002
Net cash provided by operating activities	$283,717	$209,953	$73,764
Net cash used for investing activities	(214,909)	(182,814)	(32,095)
Net cash provided by financing activities	1,360,119	1,288,227	71,892
Effect of exchange rate fluctuations on cash	16,277	15,586	691

Net increase in cash and equivalents	1,445,204	1,330,952	114,252
Less: Net cash provided by financing activities	(1,360,119)	(1,288,227)	(71,892)

Cash flows before financing activities (c)	$85,085	$42,725	$42,360

Certain amounts from prior period have been reclassified to conform to the current period presentation. These reclassifications had no effect on cash flows before financing activities as previously reported.

(a) The thirteen weeks ended November 1, 2003, was calculated by subtracting the twenty-six weeks ended August 2, 2003, as presented in our second quarter Condensed Consolidated Statements of Cash Flows, from the thirty-nine weeks ended November 1, 2003, as presented in our third quarter Condensed Consolidated Statements of Cash Flows.

(b) For the thirty-nine weeks and thirteen weeks ended November 1, 2003, and the twenty-six weeks ended August 2, 2003, net cash used for financing activities includes the restriction of cash that backs our letter of credit agreements and other cash which is restricted to withdrawal for use. This restricted cash is separately presented on our balance sheet under the caption restricted cash.

(c) We believe cash flows before financing activities is an important metric, as it represents a measure of cash flow available to debtholders and shareholders. We use this metric internally, as we believe our sustained ability to grow this measure is an important driver of value creation.

(d) The thirteen weeks ended November 2, 2002, was calculated by subtracting the twenty-six weeks ended August 3, 2002, as presented in our second quarter Condensed Consolidated Statements of Cash Flows, from the thirty-nine weeks ended November 2, 2002, as presented in our third quarter Condensed Consolidated Statements of Cash Flows.